 Exhibit 10.7

form of

Knife river corporation
NONQUALIFIED DEFINED CONTRIBUTION PLAN

WHEREAS, the Board of Directors of Knife River Corporation (formerly known as Knife River Holding Company) (the “Company”) established this Knife River Corporation Nonqualified Defined Contribution Plan (the “Plan”) in connection with the distribution of 80.1% or more of the outstanding shares of the Company’s common stock to the stockholders of MDU Resources Group, Inc. (“MDU”), pursuant to the Separation and Distribution Agreement between the Company and MDU entered into in connection with such distribution (the “Spin-Off”). The Plan is effective as of [    ] (the “Effective Date”);

WHEREAS, in connection with the Spin-Off and pursuant to the terms of an Employee Matters Agreement entered into by and between the Company and MDU, the Company and the Plan assumed all the obligations and liabilities of MDU and its subsidiaries under the MDU Nonqualified Defined Contribution Plan (the “MDU NQDC Plan”) with respect to SpinCo Group Employees and Former SpinCo Group Employees (as such terms are defined in the Employee Matters Agreement, and collectively referred to herein as “KRC Employees”) so that any benefits due under the MDU NQDC Plan with respect to KRC Employees or beneficiaries of KRC Employees will now be the responsibility of the Company and this Plan;

NOW, THEREFORE, the Plan is hereby adopted as of the Effective Date as follows:

SECTION 1. PURPOSE OF PLAN; SPECIAL RULES FOR KRC EMPLOYEES

The Plan is unfunded for purposes of Title I of ERISA and is maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees of the Company (within the meaning of the United States Code of Federal Regulations Section 2520.104- 23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the ERISA). The Plan shall be administered in accordance with such purpose and in accordance with the provisions of Section 409A of the Code.

Any benefits due under the MDU NQDC Plan with respect to KRC Employees or Beneficiaries of KRC Employees shall now be the responsibility of the Company and this Plan. All service of a KRC Employee recognized under the MDU NQDC Plan shall be recognized under this Plan. All investment and distribution elections and designation of Beneficiaries made under the MDU NQDC Plan by a KRC Employee that were in effect as of immediately prior to the Effective Date shall continue to apply and shall be administered under the Plan until such election or designation expires or is otherwise changed or revoked in accordance with the terms of the Plan. All valid domestic relations orders filed with the MDU NQDC Plan as of immediately prior to the Effective Date with respect to the benefits of a KRC Employee shall continue to apply under the Plan.

SECTION 2. DEFINITIONS

“Administrator” means the Compensation Committee of the Board.

“Beneficiary” means the person or entity determined to be a Participant’s beneficiary pursuant to Section 11.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Knife River Corporation, and any current or future corporation that (a) is in a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Knife River Corporation is a member and (b) has been approved by the Compensation Committee of the Board upon recommendation of the Chief Executive Officer to adopt the Plan for the benefit of its eligible employees. For purposes hereof, each such participating affiliate shall be deemed to have appointed the Knife River Corporation as its agent to act on its behalf in all matters relating to administration, amendment or termination of the Plan. Where the context requires, with respect to periods prior to the Effective Date, the term Company shall be deemed to refer to MDU and its participating affiliates pursuant to the MDU NQDC Plan.

“Compensation” means the annualized base salary paid to a Participant as of the first day of the Plan Year.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Participant” means an employee of the Company who has been selected to participate in the Plan pursuant to Section 3.

“Plan” means the Knife River Corporation Nonqualified Defined Contribution Plan, as set forth herein and as amended from time to time; provided that, where the context requires, with respect to periods prior to the Effective Date, the term Plan shall be deemed to refer to the MDU NQDC Plan.

“Plan Year” means the calendar year.

SECTION 3. ELIGIBLE EMPLOYEES

Each KRC Employee who was a participant in the MDU NQDC Plan as of immediately prior to the Effective Date is hereby designated as eligible to participate in the Plan effective as of the Effective Date. No other employee shall be selected as an additional Participant in the Plan.

SECTION 4. ACCOUNTS

The Company shall establish and maintain on its books with respect to each Participant separate hypothetical account(s) which shall record (a) any Company contributions made on behalf of the Participant for a Plan Year pursuant to Section 5 below, and (b) the allocation of any hypothetical investment experience. In this regard, a separate account shall be established on behalf of a Participant for each year in which a contribution is made under the Plan.

SECTION 5. COMPANY CONTRIBUTIONS

No Participant will receive Company contributions under the Plan.

SECTION 6. ADJUSTMENTS TO ACCOUNTS AND TAX WITHHOLDING

Each Participant’s account(s) shall be reduced by the amount of any distribution to the Participant from the applicable account (including any portion of a distribution that is withheld to satisfy any federal, state, and/or local tax withholding and any social security or Medicare tax withholding obligations). Pursuant to procedures established by the Administrator, each Participant’s account(s) shall be adjusted as of each business day the New York Stock Exchange is open to reflect the earnings or losses of any hypothetical investment media as may be designated by the Administrator and, if applicable, elected by the Participant. Any federal, state, and/or local tax withholding and any social security or Medicare tax withholding obligations may be satisfied by deducting or withholding from amounts distributed under the Plan or from other compensation payable to the Participant or by requiring the Participant to remit to the Company an amount sufficient to satisfy the federal, state, and/or local tax withholding and any social security or Medicare tax withholding obligations. Additionally, to the extent social security or Medicare tax withholding is required prior to the date of distribution of an amount under the Plan, to the extent permitted by Code Section 409A, the Company may satisfy such tax withholding obligations (and any additional tax withholding obligations resulting from the deemed distribution of the withheld amounts) and make a corresponding reduction in the Participant’s applicable account(s).

SECTION 7. INVESTMENT OF ACCOUNTS

For purposes of determining the amount of earnings/appreciation and losses/depreciation to be credited to, or debited from, a Participant’s account(s), each Participant’s account(s) shall be deemed invested in the investment options (designated by the Administrator as available under the Plan) as the Participant may elect from time to time, or, if applicable, in any default investment option designated by the Administrator, in accordance with such rules and procedures as the Administrator may establish. However, no provision of the Plan shall require the Company or the Administrator to actually invest any amounts in any fund or in any other investment vehicle.

SECTION 8. VESTING

8.1 Vesting of Accounts Prior to 2017 Plan Year. Each account of a Participant established for amounts credited to the MDU NQDC Plan for plan years under the MDU NQDC Plan prior to 2017, shall be subject to a separate four (4) year vesting period. With respect to a Participant’s first account, if the Participant was selected to participate in the MDU NQDC Plan with respect to a plan Year after January 1 of that plan year, the Participant shall be one hundred percent (100%) vested in the amounts credited to that account after completing four (4) years of participation relating to that account, with the four (4) years of participation commencing on the date of selection as a Participant and ending at midnight on the fourth anniversary of such date of selection. With respect to a Participant’s other accounts, a Participant shall be one hundred percent (100%) vested in the amounts credited to the applicable account after completing four (4) years of participation relating to the account, with the four (4) years of participation commencing on January 1 of the plan year in which the contribution was made to the account and ending at midnight on January 1 four (4) years thereafter. Partial or pro rata vesting shall not be permitted with respect to such Participants’ accounts.

8.2 Vesting of Accounts Beginning with 2017 Plan Year. With respect to any account established for amounts credited to the MDU NQDC Plan or the Plan on behalf of a Participant for Plan Years (including plan years under the MDU NQDC Plan) on and after 2017, the Participant shall become vested in a percentage of the fair market value of such portion of the account(s) as follows:

Years of Participation	Vested Percentage
Less than 1 year	0%
1 year but less than 2	34%
2 years but less than 3	67%
3 years and thereafter	100%

For this purpose, a Participant shall be one hundred percent (100%) vested in the amounts credited to the Participant’s account upon completing three (3) years of participation relating to the applicable account, with the three (3) years of participation commencing on January 1 of the Plan Year (including plan years under the MDU NQDC Plan) in which the contribution is made to the account and ending at midnight on January 1 three (3) years thereafter, however, contributions made to a Participant’s account after March 31 of a plan year will not commence the three (3) years of participation until January 1 of the following Plan Year (including plan years under the MDU NQDC Plan).

8.3 Accelerated Vesting Upon Certain Events. Subject to the provisions of Section 14, and notwithstanding the foregoing provisions of this Section 8, if a Participant (a) dies while employed by the Company, (b) is an officer of the Company, and terminates employment after the Participant’s 65th birthday and prior to the end of the vesting period(s) with respect to the Participant’s account(s), (c) separates from service with the Company (within the meaning of Code Section 409A) after attaining age sixty (60) and completing at least ten (10) “years of continuous service” with the Company, as measured from the Participant’s initial date of hire with the Company and calculated in accordance with rules and procedures established by the Company, or (d) involuntary separates from service with the Company within twelve (12) months of a “change in control” of the Company (within the meaning of Code Section 409A), then such Participant shall have a nonforfeitable (vested) right to 100% of the amounts credited to the Participant’s account(s). If a Participant separates from service for any reason other than as described in the prior sentence, such Participant shall have a nonforfeitable (vested) right to the amounts credited to the Participant’s account(s) only to the extent such amounts had vested as of the date of the separation from service.

8.4 Years of Participation. For a KRC Employee, years of participation shall take into account service recognized for purpose of years of participation under the MDU NQDC Plan.

SECTION 9. TIME AND MANNER OF DISTRIBUTION

9.1 Distribution Elections.

(a)	Any employee of the Company who is eligible to participate in the Plan as described in Section 3 shall elect the time and form of payment for his account(s) in accordance with the rules and procedures prescribed by the Administrator. Beginning with amounts credited to a Participant’s account for 2017 under the MDU NQDC Plan or the Plan, the Participant’s irrevocable distribution election will be effective only for one Plan Year and will apply to amounts credited to the Participant’s account for that Plan Year (or portion of that Plan Year) to which the distribution election relates, regardless of when such amounts are otherwise scheduled to be contributed (including for this purpose a plan year under the MDU NQDC Plan).

(b)	The Administrator may establish election periods during which a Participant’s irrevocable election must be received by the Administrator. However, no election may be made or accepted after the December 31 immediately preceding the Plan Year for which the election is to be effective. Notwithstanding the foregoing, in the Plan Year in which an employee of the Company first becomes eligible to participate in the Plan, the Participant may make his distribution election within 30 days after the date upon which he becomes eligible to participate. A distribution election that is not timely made with respect to a Plan Year, as determined by the Administrator, shall have no effect with respect to such Plan Year and shall be considered void.

(c)	In the event that a Participant fails to make a valid distribution election for a Plan Year, the Participant will be deemed to have elected to receive the amounts credited to his account for such Plan Year in a single lump sum payment upon the Participant’s “separation from service” with the Company (within the meaning of Code Section 409A).

9.2 Form of Distribution.

(a)	Each Participant shall elect to receive the amounts credited to his account for each Plan Year in one of the following modes of distribution:

(i)	a single lump sum payment; or

(ii)	annual installments over a period of up to ten (10) years, the amount of each installment to equal the balance of the Participant’s vested account(s) immediately prior to the installment divided by the number of installments remaining to be paid. Each subsequent installment shall be made on the first business day of the calendar month following the one (1) year anniversary of the prior payment.

(b)	With respect to any account established for amounts credited to the MDU NQDC Plan on behalf of a Participant for plan years under the MDU NQDC Plan prior to 2017, distribution of such account(s) shall be made in accordance with the Participant’s prior election.

9.3 Time of Distribution. Subject to the provisions in this Section 9 and the provisions of Sections 10 and 14, distribution of a Participant’s vested account(s) shall be made or commence as follows:

(a)	If the Participant elected a single lump sum payment, such lump sum payment shall be made within ninety (90) days following the Participant’s “separation from service” with the Company (within the meaning of Code Section 409A); or

(b)	If the Participant elected annual installments:

(i)	for any account(s) established for amounts credited to the MDU NQDC Plan on behalf of a Participant for plan years under the MDU NQDC Plan prior to 2017, the annual installments shall commence within ninety (90) days following the Participant’s “separation from service” with the Company (within the meaning of Code Section 409A) or, if later, the date the Participant attains age sixty-five (65);

(ii)	for any account(s) established for amounts credited to the MDU NQDC Plan or the Plan on behalf of a Participant for Plan Years on and after 2017 (including plan years under the MDU NQDC Plan), the annual installments shall commence within ninety (90) days following the Participant’s “separation from service” with the Company (within the meaning of Code Section 409A) or if later, the date the Participant attains age sixty-five (65), as elected by the Participant in accordance with rules and procedures prescribed by the Administrator.

provided, however that, in either case, if the Participant is a “specified employee” of the Company (as defined under Section 409A(a)(2)(B)(i) of the Code) on the date of separation from service, distribution shall not be made or commence prior to the first business day after the date that is six (6) months after the Participant’s separation from service or, if earlier, within ninety (90) days following the date of the Participant’s death. “Specified employees” shall be determined in accordance with the Company’s Specified Employee Policy Regarding Compensation, which is attached as Annex A.

Notwithstanding the foregoing, payment may be delayed under any of the circumstances permitted under said Section 409A. Provided, further, that, if any amounts credited to a Participant’s vested account(s) become subject to tax under Section 409A of the Code, the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and related Treasury Regulations shall be immediately distributed to the Participant.

Payment shall be treated as made upon the date specified under the Plan if payment is made on such date or a later date within the same taxable year of the Participant or, if later, by the fifteenth (15th) day of the third (3rd) calendar month following the specified payment date (or, if payment may be made during a specified period of time, the first date in such period), provided the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment.

SECTION 10. DEATH BENEFIT

In the event of the death of a Participant while in the employ of the Company, vesting in the Participant’s account(s) shall be one hundred percent (100%), if not otherwise one hundred percent (100%) vested under Section 8, with the value of the Participant’s account(s) being distributed to the Participant’s Beneficiary, in a single lump sum payment, within the period from (i) the date of the Participant’s death to (ii) December 31 of the year following the year of the Participant’s death.

In the event a Participant dies (a) after distribution has commenced under the Plan or (b) after separation from service, but prior to the date distribution is made or commences, the vested balance of the Participant’s account(s), if any, shall be distributed to the Participant’s Beneficiary, in a single lump sum payment, within the period set forth in the preceding paragraph.

Payment shall be treated as made upon the date specified under the Plan if payment is made at such date or a later date within the same taxable year of the Participant or, if later, by the fifteenth (15th) day of the third (3rd) calendar month following the specified payment date (or, if payment may be made during a specified period of time, the first date in such period), provided neither the Participant nor any Beneficiary is permitted, directly or indirectly, to designate the taxable year of the payment.

SECTION 11. BENEFICIARY DESIGNATION

A Participant may designate the person or persons to whom the Participant’s vested account(s) under the Plan shall be paid in the event of the Participant’s death, in accordance with rules and procedures established by the Administrator. If no Beneficiary is designated, or no Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or if none, to the Participant’s estate. If a Beneficiary survives the Participant, but dies before the balance payable to the Beneficiary has been distributed, any remaining balance shall be paid to the Beneficiary’s estate.

SECTION 12. PLAN ADMINISTRATION

12.1 Authority of Administrator. The Administrator has the discretionary authority to interpret and construe any provision of the Plan and any agreement or instrument entered into under the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend, waive and rescind rules and regulations relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the provisions of Section 409A of the Code and the regulations and rulings promulgated thereunder. Determinations, interpretations or other actions made or taken by the Administrator under the Plan shall be final and binding for all purposes and upon all persons.

12.2 Delegation of Authority by the Board. Notwithstanding the general authority of the Administrator to select Participants of the Plan and determine the amount of contributions to be credited to Participants’ plan account(s), the Board may, by resolution, expressly delegate to one or more executive officers of the Company the authority, solely with respect to employees who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, to determine, within the parameters set forth in the Plan or established by the Board or the Administrator, the amount of any contributions to be credited to Participants’ account(s) as bookkeeping entries.

12.3 Hold Harmless. The Company shall indemnify, hold harmless and defend the Administrator (and its delegates) and each executive officer appointed by the Board pursuant to Section 12.2 from any liability which any of them may incur in connection with the performance of its duties in connection with this Plan, so long as the Administrator (or such delegate or executive officer) was acting in good faith and within what the Administrator (or such delegate or executive officer) reasonably understood to be the scope of its duties.

12.4 Appeal Procedure.

(a)	Claims for benefits under the Plan made by a Participant or Beneficiary (the “claimant”) must be submitted in writing to the Administrator.

If a claim is denied in whole or in part, the Administrator shall notify the claimant within ninety (90) days after receipt of the claim (or within one hundred eighty (180) days, if special circumstances require an extension of time for processing the claim, and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial ninety (90) day period). If notification is not given in such period, the claim shall be considered denied as of the last day of such period and the claimant may request a review of the claim.

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(i)	the specific reason or reasons for the denial of the claim;

(ii)	the specific references to the Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	a statement that any appeal of the denial must be made by giving to the Administrator, within sixty (60) days after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim.

(b)	Upon denial of a claim in whole or part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted to review documents pertinent to the denial, and to submit issues and comments in writing. Any appeal of the denial must be given to the Administrator within the period of time prescribed under (a)(iv) above. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s adverse determination shall be final, binding and conclusive.

The Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The Administrator shall advise the claimant of the results of the review within sixty (60) days after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision of the Administrator shall be final, binding and conclusive.

SECTION 13. FUNDING

13.1 Plan Unfunded. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA. Accordingly, the obligation of the Company to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Company to make such payments, and no person, including any Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of the Company as a result of this Plan. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Participant and Beneficiary shall be deemed to be a general unsecured creditor of the Company.

13.2 Rabbi Trust. The Company may enter into a grantor trust to pay its obligations hereunder (e.g., a rabbi trust), the assets of which shall be, for all purposes, the assets of the Company. In the event the trustee of such trust is unable or unwilling to make payments directly to Participants and Beneficiaries and such trustee remits payments to the Company for delivery to Participants and Beneficiaries, the Company shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant or Beneficiary.

SECTION 14. FORFEITURE OF BENEFITS

Notwithstanding any provision of this Plan to the contrary, if any Participant is discharged from employment with the Company for cause due to willful misconduct, dishonesty, or conviction of a crime or felony, all as determined in the sole discretion of the Administrator, the rights of such Participant (or any Beneficiary of such Participant) to any present or future benefit under the Plan (whether or not vested) shall be forfeited, to the extent not otherwise prohibited by applicable law.

SECTION 15. AMENDMENT

The Board shall have the right to amend, suspend or terminate the Plan at any time subject to the provisions of Section 409A of the Code; provided, however, that no such action shall, without the Participant’s consent, impair the Participant’s right with respect to any existing vested account(s) under the Plan. Subject to the provisions of Section 14, the termination of the Plan, with respect to some or all of the Participants, and any resulting distribution of the account balances of such affected Participants, shall be made in accordance with the provisions of Section 409A of the Code and shall not constitute the impairment of such Participant’s rights hereunder.

SECTION 16. NO ASSIGNMENT

A Participant’s right to the amount credited to his vested account(s) under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

SECTION 17. COMPANY-OWNED LIFE INSURANCE (“COLI”)

17.1 Company Owns All Rights. In the event that, in its discretion, the Company purchases a life insurance policy or policies insuring the life of any Participant to allow the Company to informally finance and/or recover, in whole or in part, the cost of providing the benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever therein. The Company shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein, except in the event of the establishment of and transfer of said policy or policies to a trust by the Company as described in Section 13.2 hereof.

17.2 Participant Cooperation. If the Company decides to purchase a life insurance policy or policies on any Participant, the Company shall so notify such Participant. Such Participant shall take whatever actions may be necessary to enable the Company to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan. Any Participant who declines to supply information or to otherwise cooperate so that the Company may obtain life insurance on behalf of such Participant shall be denied participation in the Plan.

SECTION 18. SUCCESSORS AND ASSIGNS

The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his Beneficiaries, heirs, legal representatives and assigns.

SECTION 19. NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between a Participant and the Company, or as a right of the Participant to continue in employment with the Company, or as a limitation of the right of the Company to discharge the Participant at any time, with or without cause.

SECTION 20. ENFORCEABILITY

If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

SECTION 21. CONSTRUCTION

Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter, and the singular form of words extended to include the plural, or vice versa.

SECTION 22. GOVERNING LAW

This Plan shall be interpreted in a manner consistent with Code Section 409A and the guidance issued thereunder by the Department of the Treasury and the Internal Revenue Service and shall also be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the State of North Dakota, without regard to the conflict of law provisions of any jurisdiction.

ANNEX A

KNIFE RIVER CORPORATION

Specified Employee Policy
Regarding Compensation

For purposes of all plans, agreements and other arrangements of Knife River Corporation (the “Company”) and its affiliates that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the determination of individuals who are “specified employees,” as that term is defined in Code Section 409A, shall be determined under this policy, as may be amended from time to time pursuant to paragraph 4 (“Policy”).

1.	Establishment of Specified Employee List. Between January 1st and April 1st of each calendar year, the Company shall establish a “Specified Employee List.” The Specified Employee List shall become effective on April 1st of the calendar year in which the Specified Employee List is established and shall cease to be effective on March 31st of the following calendar year. Any individual who, as of his or her “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i)), is on the Specified Employee List then in effect shall be considered a “specified employee” for purposes of Section 409A.

2.	Inclusion on the Specified Employee List. The Specified Employee List shall include all individuals who, at any time during the Determination Year, met the requirements of Code Section 416(i)(l)(A)(i), (ii) or (iii) and the related regulations (but without regard to Code Section 415(i)(5)). For this purpose, “Determination Year” shall mean the calendar year ending on the December 31st prior to the April 1st when the Specified Employee List becomes effective. For purposes of determining which individuals meet the requirements of Code Section 416(i)(l)(A)(i), (ii) or (iii) and the related regulations (but without regard to Code Section 415(i)(5)), the term gross compensation shall have the meaning set forth in the Knife River Corporation 401(k) Retirement Plan, as may be amended from time to time (the “Retirement Plan”).

3.	Delayed Payments. If any employee is determined to be a specified employee under this Policy, any compensation to be provided to such specified employee that is required to be delayed to comply with Code Section 409A(a)(2)(B)(i) shall not be provided before the date that is six months after the date of such separation from service (or, if earlier than the end of such six-month period, the date of death of the specified employee). This Policy shall not apply to any payment that is not treated as deferred compensation under, or is otherwise excluded from, the requirements of Code Section 409A and the regulations promulgated thereunder.

A-1

4.	Changes to Policy. The Company may amend or modify this Policy at any time; provided, however, that any changes made to the period during which the Specified Employee List is effective or the Determination Year shall not take effect for a period of at least 12 months and any changes made to the definition of compensation (either in the Policy or in the Retirement Plan) shall not be used to identify specified employees until the next Specified Employee List is established.

 A-2